Exhibit 23.16

CONSENT OF NEIL PRENN

The undersigned, Neil Prenn, hereby states as follows:

I, Neil Prenn assisted with the preparation of the “Technical Report, Preliminary Assessment, Long Valley Project, Mono County, California, USA” dated January 9, 2008, (the “Technical Report”) for Vista Gold Corp. (the “Company”), portions of which are summarized in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (the “Form 10-K”).

I, Neil Prenn hereby consent to the incorporation by reference in this Registration Statement on Form S-3 and in the related Prospectus of the Company of the summary information concerning the Technical Report, including the reference to my name included with such information, as set forth above in the Form 10-K.

/s/ Neil Prenn
Neil Prenn, PE

Date: September 28, 2012